EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

CASMED Completes Private Placement of Common Stock

Branford, Conn. – June 16, 2010 – CAS Medical Systems, Inc. (NASDAQ: CASM), today announced that the Company has consummated a non-brokered private placement of its common stock with a limited group of accredited investors. The placement, for an aggregate consideration of $1,925,000, consists of 1,375,000 shares of common stock at a price of $1.40 per share.

Andrew E. Kersey, President & CEO of CASMED commented, “This investment strengthens our balance sheet, supports our operations and provides additional funding for our planned on-going investments in the cerebral oximetry market and our other growth initiatives. I am pleased with the confidence that these investors have displayed in our Company.”
About CASMED® - Monitoring What’s Vital
CAS Medical Systems, Inc. is a leading developer and manufacturer of medical devices for non-invasive patient monitoring.  The Company’s FORE-SIGHT Absolute Cerebral Oximeter is the only cerebral oximeter available with FDA clearance for non-invasive, continuous measurement of absolute cerebral tissue oxygen saturation for all patients, regardless of age or weight. This information helps avert brain damage or death during surgery and in critical care situations by allowing clinicians to identify patients with dangerously low levels of cerebral oxygen and intervene to reverse the condition.

The Company’s product lines include the high-acuity monitoring capabilities of the FORE-SIGHT Cerebral Oximeter; the bedside patient monitoring line of vital signs monitoring products, proprietary non-invasive blood pressure measurement technology, and supplies and service including blood pressure cuffs and products for neonatal intensive care.  CASMED products are designed to meet the needs of a full spectrum of patient populations worldwide, ranging from adults to pediatrics and neonates.

For further information regarding CAS Medical Systems, Inc., visit the Company’s website at www.casmed.com.

Company Contacts
CAS Medical Systems, Inc.
Susan Carron
Director of Corporate Communications
203-488-6056
ir@casmed.com

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future financial performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, the result of on-going litigation, working capital and availability of capital, commercialization and technological difficulties, the impact of actions and events involving key customers, vendors, lenders and competitors and other risks detailed in the Company’s Form 10-K for the year ended December 31, 2009 and other subsequent Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release the terms "anticipate", "believe", "estimate", "expect", "may", "objective", "plan", "possible", "potential", "project", "will" and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

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